Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Transcontinental Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
Transcontinental Realty Investors, Inc. Reports Fourth Quarter and Full Year 2010 Results
Dallas (April 1, 2011) — Transcontinental Realty Investors, Inc. (NYSE:TCI), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2010. The Company reported net loss applicable to common shares of $68.3 million or $8.42 per diluted earnings per share, as compared to a net loss applicable to common shares of $80.7 million or $9.94 per diluted earnings per share for the same period ended 2009.
     Net loss applicable to common shares for the three months ended December 31, 2010 was $27.9 million or $3.43 per share, as compared to a net loss applicable to common shares of $26.0 million or $3.20 per share. The Company took impairment on notes receivable and real estate of $24.5 million in the fourth quarter of 2010, compared to $14.0 million for the same period ended 2009.
     Rental and other property revenues were $129.9 million for the twelve months ended December 31, 2010. This represents a decrease of $1.0 million, as compared to the prior year revenues of $130.9 million. This change, by segment, is an increase in the apartment portfolio of $3.3 million, an increase in the other portfolio of $1.5 million, offset by a decrease in the commercial portfolio of $5.7 million and a decrease in the land portfolio of $0.1 million. The commercial and hotel portfolios saw an increase in vacancy, which we attribute to the current state of the economy with some commercial tenants struggling to stay afloat and make their rental payments in the commercial properties. We have been successful in our efforts to develop new apartment communities along with operating and leasing our existing apartments. We continue to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.
     Property operating expenses were $74.0 million for the twelve months ended December 31, 2010. This represents an increase of $0.4 million as compared to the prior year operating expenses of $73.6 million. This change, by segment, is an increase in the land portfolio of $1.3 million offset by a decrease in the apartment portfolio of $0.9 million. We have been working hard to decrease our overall operating expenses while maintaining the same level of product and services and have been successful in doing so. The increase within the land portfolio was primarily due to an adjustment in 2009 to correct over accrual of 2008 real estate property taxes, resulting in recording lower operating expenses in the prior period. In the current period, we incurred additional real estate tax penalties and interest that we did not incur in the prior period.
     Depreciation and amortization expense was $26.8 million for the twelve months ended December 31, 2010. This represents an increase of $1.7 million, as compared to the prior year expense of $25.1 million. The majority of this increase is due to the newly developed apartment communities.
     General and administrative expenses were $8.5 million for the twelve months ended December 31, 2010. This represents a decrease of $2.6 million as compared to the prior year expenses of $11.1 million. This change is due to a reduction in administrative expenses and cost reimbursements to our Advisor, in addition to reductions in professional services.
     The current year provision on impairment of notes receivable, investment in real estate partnerships, and real estate assets was $24.5 million. This was a decrease of $18.0 million as compared to the prior year expense of $42.5 million. In the current year, impairment was recorded as an additional loss in the investment portfolio of $1.9 in commercial properties we currently hold, $18.3 million in land we sold subsequent to year end and $4.3 million in impairment on notes receivable. Management, at the time of the sale or during the reorganization process in the fourth quarter, reviewed the properties that were considered “subject to sales contract” and impairment was taken to the extent the basis of the property exceeded the current value.

     Other income was $8.4 million for the twelve months ended December 31, 2010. This represents an increase of $4.8 million as compared to the prior year income of $3.6 million. The increase was due to revenue received from a consulting agreement and an incentive fee from the management company.
     Mortgage and loan interest expense was $62.7 million for the twelve months ended December 31, 2010. This represents an increase of $1.6 million, as compared to the prior year expense of $61.1 million. This change, by segment, is an increase in the apartment portfolio of $3.5 million, an increase in the commercial portfolio of $0.3 million, a decrease in the land portfolio of $4.3 million and an increase in the other portfolio of $2.1 million. Within the apartment portfolio, the same apartment portfolio increased $1.7 million and the developed properties increased $1.8 million due to properties in the lease-up phase. Once an apartment is completed, the interest expense is no longer capitalized. The land portfolio decrease was due to land sales.
     Gain on land sales decreased in the current year. This decrease is in part due to the overall economic environment, which, among other issues, has resulted in the tightening of the credit markets, causing an inability of potential buyers to obtain financing. Thus, we have found it difficult to complete land transactions. In the current year, we sold 1,227.53 acres of land in 13 separate transactions for an aggregate sales price of $23.1 million, receiving $8,984 in cash and recorded a loss of $15.1 million. The average sales price was $18,823 per acre.
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s website at www.transconrealty-invest.com

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2010	2009	2008
	(dollars in thousands, except share and per share
	amounts)
Revenues:
Rental and other property revenues (including $2,248 and $3,115 and $2,754 for the year ended 2010 and 2009 and 2008 respectively from affiliates and related parties)	$129,862	$130,855	$117,623

Expenses:
Property operating expenses (including $1,684 and $2,033 and $1,855 for year ended 2010 and 2009 and 2008 respectively from affiliates and related parties)	73,974	73,602	73,298
Depreciation and amortization	26,769	25,085	18,921
General and administrative (including $3,065 and $4,315 and $5,355 for the year ended 2010 and 2009 and 2008 respectively from affiliates and related parties)	8,481	11,063	10,349
Provision on impairment of notes receivable and real estate assets	24,502	42,513	7,417
Advisory fee to affiliate	11,919	11,903	12,064

Total operating expenses	145,645	164,166	122,049

Operating loss	(15,783)	(33,311)	(4,426)

Other income (expense):
Interest income (including $4,406 and $4,142 and $1,152 for the year ended 2010 and 2009 and 2008 respectively from affiliates and related parties)	5,187	5,407	3,227
Other income	8,406	3,631	3,904
Mortgage and loan interest (including $3,345 and $2,566 and $2,729 for the year ended 2010 and 2009 and 2008 respectively from affiliates and related parties)	(62,737)	(61,054)	(63,412)
Earnings from unconsolidated subsidiaries and investees	(958)	(451)	(1,096)
Litigation Settlement	—	356	—

Total other expenses	(50,102)	(52,111)	(57,377)

Loss before gain on land sales, non-controlling interest, and tax	(65,885)	(85,422)	(61,803)
Gain (loss) on land sales	(15,155)	6,296	4,798

Loss from continuing operations before tax	(81,040)	(79,126)	(57,005)
Income tax benefit	4,911	156	33,441

Net loss from continuing operations	(76,129)	(78,970)	(23,564)

Discontinued operations:
Income (loss) from discontinued operations	3,113	(3,971)	(15,676)
Gain on sale of real estate from discontinued operations	10,781	3,524	104,411
Income tax expense from discontinued operations	(4,863)	(156)	(33,616)

Net income (loss) from discontinued operations	9,031	(603)	55,119
Net income (loss)	(67,098)	(79,573)	31,555
Net (income) loss attributable to non-controlling interest	(98)	(125)	654

Net income (loss) attributable to Transcontinental Realty Investors, Inc.	(67,196)	(79,698)	32,209
Preferred dividend requirement	(1,073)	(1,023)	(975)

Net income (loss) applicable to common shares	$(68,269)	$(80,721)	$31,234

Earnings per share — basic
Loss from continuing operations	$(9.53)	$(9.87)	$(2.95)
Income (loss) from discontinued operations	1.11	(0.07)	6.82

Net income (loss) applicable to common shares	$(8.42)	$(9.94)	$3.87

Earnings per share — diluted
Loss from continuing operations	$(9.53)	$(9.87)	$(2.95)
Income (loss) from discontinued operations	1.11	(0.07)	6.82

Net income (loss) applicable to common shares	$(8.42)	$(9.94)	$3.87

Weighted average common share used in computing earnings per share	8,113,575	8,113,669	8,086,640
Weighted average common share used in computing diluted earnings per share	8,113,575	8,113,669	8,086,640

Amounts attributable to Transcontinental Realty Investors, Inc.
Loss from continuing operations	$(76,129)	$(78,970)	$(23,564)
Income (loss) from discontinued operations	9,031	(603)	55,119

Net income (loss)	$(67,098)	$(79,573)	$31,555

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate, at cost	$1,074,635	$1,520,043
Real estate held for sale at cost, net of depreciation ($0 and $1,252 for 2010 and 2009)	—	5,147
Real estate subject to sales contracts at cost, net of depreciation ($58,579 for 2010 and $13,985 for 2009)	232,495	59,048
Less accumulated depreciation	(94,016)	(137,054)

Total real estate	1,213,114	1,447,184
Notes and interest receivable
Performing (including $66,011 in 2010 and $40,587 in 2009 from affiliates and related parties)	71,766	48,051
Less allowance for estimated losses	(4,741)	(2,804)

Total notes and interest receivable	67,025	45,247
Cash and cash equivalents	11,259	5,665
Investments in unconsolidated subsidiaries and investees	8,146	9,358
Other assets	85,217	100,833

Total assets	$1,384,761	$1,608,287

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$831,322	$1,121,737
Notes related to assets held for sale	—	5,002
Notes related to subject to sales contracts	190,693	61,886
Affiliate payables	47,261	50,163
Deferred revenue (from sales to related parties)	89,132	60,678
Accounts payable and other liabilities (including $1,486 in 2010 and $163 in 2009 from affiliates and related parties)	49,196	63,405

	1,207,604	1,362,871
Shareholders’ equity:
Preferred Stock Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2010 and 2009 respectively (liquidation preference $100 per share). Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2010 and 2009 respectively	1	1
Common Stock, $.01 par value, authorized 10,000,000 shares; issued 8,113,669 and outstanding 8,113,469 and 8,113,669 for 2010 and 2009	81	81
Treasury stock at cost; 200 and 0 shares in 2010 and 2009	(2)	—
Paid-in capital	261,072	262,118
Retained earnings	(101,914)	(34,718)
Accumulated other comprehensive income	—	—

Total Transcontinental Realty Investors, Inc. shareholders’ equity	159,238	227,482
Non-controlling interest	17,919	17,934

Total equity	177,157	245,416

Total liabilities and equity	$1,384,761	$1,608,287

Contacts
Transcontinental Realty Investors, Inc.
Investor Relations, 800-400-6407
investor.relations@primeasset.com